UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 1, 2012

ARISTOCRAT GROUP CORP.

(Exact name of small business issuer as specified in its charter)

Florida (State or other jurisdiction of incorporation)	333-176491 (Commission File Number)	45-2801371 (IRS Employer Identification No.)

495 Grand Blvd., Suite 206

Miramar Beach, FL 32550

(Address of principal executive offices and zip code)

(850) 269-7208

(Registrant’s telephone number including area code)

3 Allington Court

Medford, NJ 08055

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01  Other Events.

Through September 30, 2012 the Company has been in the development stage and has not carried on any significant operations nor generated any revenues under the current business plan of opening Prenatal-Postpartum Supercare Centers (“Supercare Centers”) in target areas across the United States. This has raised substantial doubt about the ability of the Company to continue as a going concern.

The Board of Directors believed that to continue to protect and increase shareholder value, it would be to the advantage, welfare and best interests of the shareholders for the Company to consider alternative corporate strategies to generate new business revenue for the Company. Thus, the Board of Directors approved adding a second business to the Company’s business plan:  Aristocrat Brands, a focused brand management company.  The Aristocrat Brands and Supercare Centers business lines will be operated under two separate divisions of Aristocrat Group Corp.  Although the Supercare Centers will continue to be a business line, the primary focus from this point forward will be on Aristocrat Brands.

The new business line’s goal will be to identify and promote unique brands that have a mass market appeal across a diverse demographic.  Some of the biggest brand management companies are multi-nationals with billion dollar market caps, such as: Limited Brands, which owns Victoria’s Secret, LVMH which owns Moet Chandon, Hennessy and Louis Vuitton.  The approach by Aristocrat Brands will be to select product opportunities that have the largest audience and broad market appeal.

Aristocrat Brands will initially concentrate on the distilled spirits industries, with a focus on the Vodka segment.  As a core direction, beverage alcohol marketing can be used as a platform to promote other business segments of the Company, such as event promotion. Vodka accounts for almost one quarter of all distilled spirits sales and continues to grow.  Selecting the distilled spirits sector enables Aristocrat to enter into a large diverse market with broad appeal and several similar supporting categories, such as the spirit industry and the music industry.  These two sectors are easily linkable and present many original opportunities for partnership, sponsorship and brand awareness activities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARISTOCRAT GROUP CORP.

Dated: October 1, 2012	By:	/s/ Cindy Morrissey
Name: Cindy Morrissey Title: Chief Executive Officer